EXHIBIT 10.36

HANCOCK FABRICS, INC.

SHORT TERM INCENTIVE PLAN

Effective as of January 30, 2011

1.	ESTABLISHMENT AND EFFECTIVE DATE OF PLAN

Hancock Fabrics, Inc. (the “Corporation”) hereby adopts the Hancock Fabrics, Inc. Short Term Incentive Plan (the “Plan”) for its executive officers and certain other executives and employees of the Corporation, its Operating Units and affiliates who are in management positions designated as eligible for participation by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation or its designee.  The Plan shall be effective as of January 30, 2011 and shall remain in effect, subject to the rights of amendment and termination in Section 13.  The Committee may determine to submit the Plan for approval by the stockholders of the Corporation.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives and other employees who have significant responsibility for such success.

3.	DEFINITIONS

(a)
“Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation’s deferred compensation or welfare plans (whether qualified or non-qualified).

(b)	“Board of Directors” means the Board of Directors of the Corporation.

(c)
“Change in Control” shall have the meaning ascribed to such term in the Hancock Fabrics, Inc. 2001 Stock Incentive Plan, as amended and restated effective as of January 30, 2011, and as it may be further amended.

(d)	“Chief Executive Officer” means the chief executive officer of the Corporation, unless otherwise specified.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors that is responsible for administering all or part of the Plan.

(g)	“Corporation” means Hancock Fabrics, Inc., a Delaware corporation, and its successors.

(h)	“Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(i)
“Maximum Award” means the maximum percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(j)	“Operating Unit” means a separate business operating unit of the Corporation with respect to which separate performance goals may be established hereunder.

(k)	“Participant” means an employee of the Corporation, an Operating Unit or an affiliate who is designated by the Committee or its designee to participate in the Plan.

(l)	“Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject, where applicable, to ratification by the Board of Directors.

(m)	“Plan Year” means the twelve month period which is the same as the Corporation’s fiscal year. The initial Plan Year for this Plan shall be January 30, 2011 through January 28, 2012.

(n)	“Relative Performance” means the extent to which the Corporation, and/or designated Operating Unit, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(o)	“Section 409A” means Section 409A of the Code and the regulations and rulings thereunder.

(p)
“Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(q)
“Threshold Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which corresponds to the minimum acceptable Relative Performance during the Plan Year.

4.	ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan to employees of the Corporation.  The Committee will have authority to establish Plan Rules with respect to the following matters for the Plan Year, subject to the right of the Board of Directors to ratify such Plan Rules as provided in this Section 4:

(a)	the employees of the Corporation, its Operating Units and affiliates who are Participants in the Plan;

(b)
the Target Award, Maximum Award (if any) and Threshold Award (if any) that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c)
the performance targets and the measurement criteria to be used in determining the Corporation’s or an Operating Unit’s Relative Performance, which may include one or more of the following, as determined by the Committee or its designee each year:  earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), return on capital employed, operating income, SGA as a percentage of sales, inventory turnover ratio, cost reductions, leverage ratios, gross margin, product introduction, sales, sales growth, net income, earnings per share, return on equity, return on assets (or net assets), after-tax or pre-tax profit, market value of the Corporation’s stock, total shareholder return, return on investment, economic profit, capitalized economic profit, cash flow, cash flow from operations, and cash flow return; and

(d)	the personal performance targets, objectives or goals for individual Participants and the measurement criteria to be used in determining performance; and

(e)	the time or times, the form of payment, and the conditions subject to which any Incentive Award may become payable.

The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year.  Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan.  The determinations of the Committee on the matters referred to in paragraphs (a) through (e) of this Section 4 with respect to such Participants as the Committee may determine shall be submitted at least annually to the Board of Directors for its consideration and ratification.  The Committee may in its discretion (i) establish performance measures and criteria not listed in this Section 4; and (ii) during a Plan Year revise the performance targets and measurement criteria to the extent the Committee believes necessary to achieve the purposes of the Plan in light of any unexpected or unusual circumstances.

The Committee may specify in the Plan Rules or awards for any Plan Year that the Participant’s rights, payments, and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable performance conditions of an award.  Such events may include, but shall not be limited to, the requirement for, or decision to make, a financial statement restatement, termination of service for cause or any act by a Participant (including violation of confidentiality agreements and restrictive covenants), whether before or after termination of service, that could constitute cause for termination of service.

5.	PARTICIPATION

Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives and employees of the Corporation and its Operating Units or affiliates who hold key management and staff positions.  From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year.  Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year.  If, during the Plan Year, a Participant changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year.  The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.	INCENTIVE AWARDS

6.1	Determination of the Amount of Incentive Awards

At or after the end of each Plan Year, the Committee or its designee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial information provided by the Corporation and, where applicable, the Participant’s individual performance.  A Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan.  In addition to any adjustments provided by the Incentive Award, the Committee may in determining whether performance targets have been met adjust the Corporation’s financial results to exclude the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, stock dividends, stock splits, recapitalizations or other changes in the capital structure of the Corporation, reorganizations, restructurings, reductions in force, currency fluctuations or changes in accounting, which are distortive of results for the year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items.  In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for any reason, including the Committee’s judgment that the performance targets have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or for such other reasons as the Committee deems appropriate.

In the event that the Corporation’s or an Operating Unit’s performance is below the anticipated performance thresholds for the Plan Year and the Incentive Awards are below expectations or not earned at all, the Committee may in its discretion grant Incentive Awards (or increase the otherwise earned Incentive Awards) to deserving Participants, except for Incentive Awards to Participants that are intended to qualify as performance-based compensation under Code Section 162(m).

To the extent applicable, the Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to Participants for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Compensation Committee or the Board of Directors determines such compliance is not necessary.

6.2	Eligibility for Payment of Incentive Award

No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary.  No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, an Operating Unit or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required, and the limitations of Code Section 162(m)), partial Incentive Awards may be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year.  No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Corporation.

6.3	Payment of Awards

Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2 (but in no event later than the later of March 15th of the calendar year following the calendar year in which such Incentive Awards become vested or the fifteenth day of the third month following the end of the Corporation’s fiscal year in which the Incentive Awards became vested), subject to the Committee’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Corporation.  Payment will generally be made in a lump sum in cash, in options to purchase Common Stock of the Corporation, in stock appreciation rights, or in restricted stock or restricted stock units, or in a combination of such awards, as determined by the Committee either at the time Awards are established or when they are paid (which may be different for different groups of Participants).

6.4	Section 409A Compliance.

The Plan shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Section 409A.  Any action that may be taken (and, to the extent possible, any action actually taken) by the Corporation or the Committee shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A.  Any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect.  In addition, any provision that is required to appear in the Plan in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth.  The Corporation and the Committee shall have the authority to delay the commencement of all or a part of the payments to a Participant under the Plan  if the Participant is a “key employee” of the Corporation (as determined by the Corporation in accordance with procedures established by the Corporation that are consistent with Section 409A) to a date which is six months and one day after the date of Participant’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made), but only to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Corporation and the Committee will take into account any transitional rules and exemption rules available under Section 409A.  Payments of Incentive Awards under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A.

7.	DELEGATION OF AUTHORITY BY THE COMMITTEE

Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan.  Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Incentive Awards that are payable.  In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8.	CHANGE IN CONTROL

Upon the occurrence of a Change in Control, the Committee may determine that the Participant’s Incentive Award for the Plan Year during which the Change in Control occurs shall be determined based upon the Corporation’s performance to the date of the Change in Control in relation to the performance targets for such fiscal year, provided that` the Participant shall only be entitled to a pro rata portion of the total Incentive Award for such year based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control divided by 365.  The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control.  Notwithstanding the above, the Committee may provide in the Plan Rules for a Plan Year for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.

9.	BENEFICIARY

In the event of a Participant’s death after the determination of the Participant’s Incentive Award under Sections 6.1 and 6.2, but prior to payment of such Incentive Award, the Incentive Award shall be payable to the Participant’s surviving spouse or, if none, to the Participant’s estate, provided that a Participant may, in his or her discretion, contact the Committee (or its designee) and designate a person or persons to receive any Incentive Award to which the Participant would then be entitled under Sections 6.1 and 6.2.  Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing.

10.	WITHHOLDING OF TAXES

The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11.	EMPLOYMENT

Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, an Operating Unit or an affiliate, or interfere with or restrict in any way the rights of the Corporation, an Operating Unit or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.

12.	SUCCESSORS

All obligations of the Corporation under the Plan with respect to Incentive Awards that have been determined to be payable under Sections 6.1 and 6.2 shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

13.	TERMINATION AND AMENDMENT OF THE PLAN

The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant’s rights under an Incentive Award that has been determined to be payable under Sections 6.1 and 6.2.

14.	GOVERNING LAW.

The Plan shall be interpreted and construed under the laws of the State of Delaware.

AS APPROVED BY THE BOARD OF DIRECTORS OF THE CORPORATION ON THE _____ DAY OF _______________, 2011.